IDC Computer Room Construction Cooperation Agreement

Party A: Sunity (Beijing) Information Technology Co., Ltd.
Address: 1 Lizhe Road, Boya International Center A-1002, Chaoyang District, Beijing

Party B: Tianhu Communication Co., Ltd.
Address: Gaoxin Road, Fongshu Building A, 7th Floor, Gaoxin District

Name of the Project: IDC computer room construction

Through friendly negotiation, the parties have reached the following cooperation agreements:

Article 1. Party A shall be responsible for all the capital required for the construction of the computer room.

Article 2. Party B shall be responsible for the construction, equipment purchase and the management of the computer room.

Article 3. The equipment list of the computer room.

The construction, design requirement and the purchase of the equipment of the computer room shall be strictly carried out in accordance to the following attached documents:

Attachment 1: the construction plan of the computer room of the data center
Attachment 2 the construction plan of the network of the data center
Attachment 3 the resolution plan of the anti-attack safety of the data center
Attachment 4 the price bid of the computer room project of the data center
Attachment 5 the price list of the network equipment accessories of the data center

Article 4 Total Cost
1. Computer room project: RMB 14,545,311
2. Network equipment: RMB 3,790,280
Note: Plan 2 RMB 18,335,591

Article 5 Method of Payment
1. Party A shall pay RMB 3 million to Party B after the design plan of the computer room is completed and Party A approves the plan.
2. Party A shall pay RMB 5 million to Party B one week before the equipments are ordered, but after the network construction plan is completed and Party A approves the plan.
3. Party A shall pay RMB 4 million to Party B during the on-site design and obtaining governmental approval phase.
4. Party A shall pay the remaining amount to Party B in accordance to the progress of the construction.

Article 6 Term of the construction: six months from the date of the on-site construction

Article 7 Rights and obligations of Party A
Party A shall organize professional personnel to review all the construction plans submitted by Party B, it shall make the payment according to the progress of the project after the plan is approved by the professionals. Party A shall designate a special personnel to in charge of the construction of the computer room, equipment procurement, and examination of goods. If the progress of the project cannot be carried out and completed on time, Party A may delay the payment of the related expenses, and Party A may reserve the rights to get compensated for the damages caused by Party B.

Article 8 Rights and obligations of Party B
Party B is entrusted by Party A to be fully in charge of the construction of the computer room, the examination, construction and design of the network framework, including procurement, examination, and fine-tuning of the equipment. Party B shall finish the whole project as a turnkey project. Party B guarantees the quality of the project and it will finish the project on time. Party B shall not be responsible for the damages if the damages is caused by the delay of payment of Party A.

Article 9. Dispute resolution
The parties shall negotiate to resolve any issues not covered by this agreement. If the dispute cannot be resolved by negotiations, the parties shall submit the dispute to the labor dispute resolution agency located as Party A’s location.
Article 10. There are four copies of this agreement. Each party holds two copies.

Party A: Sunity (Beijing) Information Technology Co., Ltd.
Signature:

Party B: Party B: Tianhu Communication Co., Ltd.
Signature:

Date: 12/28/2009